Exhibit (d)(13)

FIRST AMENDMENT

TO THE

SHARE PURCHASE AGREEMENT

This First Amendment (this “First Amendment”) to the Share Purchase Agreement is made and entered into as of March 1, 2023, by and among Rain Enhancement Technologies, Inc., a Delaware corporation (the “Company”), Rainwater, LLC, a Delaware limited liability company, Rainwater, LLC, solely in its capacity as Sellers’ Representative (the “Sellers’ Representative”) on behalf of Rainwater, LLC, Michael Nefkens and Keri Waters (together, the “Sellers”), and dMY Technology Group, Inc. VI, a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company, the Sellers, the Sellers’ Representative and Purchaser entered into that certain Share Purchase Agreement dated as of December 22, 2022 (the “Agreement”), pursuant to which the Purchaser wished to purchase from the Sellers, and the Sellers wished to sell to the Purchaser, all of the Transferred Equity Interests, upon the terms and subject to the conditions of the Agreement;

WHEREAS, pursuant to Sections 10.8 and 10.13 of the Agreement, the Agreement may be amended by an instrument in writing and mutually signed by the Purchaser, the Company and the Sellers’ Representative on behalf of the Sellers; and

WHEREAS, to amend the Agreement as set forth herein, the parties wish to enter into this First Amendment in accordance with Sections 10.8 and 10.13 of the Agreement upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Purchaser, the Company and the Sellers’ Representative on behalf of the Sellers, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

Unless specifically set forth to the contrary herein, capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Agreement.

2.	AMENDMENTS TO THE AGREEMENT.

A.     The definition of “Company Cash Consideration” in Section 1.1 is hereby deleted and replaced in its entirety with the following:

“Company Cash Consideration” means (a) the sum of (i) Trust Amount and (ii) the PIPE Investment Amount, minus (b) the sum of (i) the Company’s Transaction Costs, (ii) the Purchaser’s Transaction Costs, (iii) the Redemption Amount and (iv) the Seller Cash Consideration.

B.     The definition of “Issued Equity Interests” in Section 1.1 is hereby deleted and replaced in its entirety with the following:

“Issued Equity Interests” means a number of Company Shares equal to the Company Cash Consideration divided by $10.00, rounded to the nearest whole number.

C.     Clause (vi) of Section 2.3(a) is hereby deleted and replaced in its entirety with the following:

“(vi) deliver a certificate from an authorized officer of the Purchaser certifying that the Purchaser has made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to the Purchaser for payment of the Company Cash Consideration and Transaction Costs.”

3.	GENERAL.

A.     This Amendment shall become effective as of the date hereof.

B.     Except as effected by this First Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect. The terms of this Amendment are deemed to be incorporated in, and made a part of, the Agreement, and the Agreement and this Amendment shall constitute a single integrated agreement. References in the Agreement to “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and words of similar import shall refer to the Agreement as amended hereby.

C.     This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that the parties hereto need not sign the same counterpart. This First Amendment may be executed and delivered by facsimile or .pdf transmission.

D.     This First Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

E.     The Agreement, as modified by this First Amendment, (including the Company Disclosure Schedule and the Exhibits thereto, and other documents and instruments referred to therein that are to be delivered at the Closing) and the Ancillary Agreements constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

F.     The provisions of Sections 10.1 (Interpretation), 10.2 (Counterparts), 10.3 (Governing Law; Waiver of Jury Trial; Jurisdiction), 10.5 (Entire Agreement; Third-Party Beneficiaries), 10.6 (Notices), 10.7 (Successors and Assigns), Section 10.8 (Amendments and Waivers), Section 10.9 (Specific Performance), 10.10 (Severability), 10.11 (No Action) and 10.13 (Sellers’ Representative) of the Agreement are incorporated herein by reference, mutatis mutandis and shall be binding upon the parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Executive Chairman

RAINWATER, LLC, solely in its capacity as Sellers’ Representative, on behalf of the Sellers

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Manager

DMY TECHNOLOGY GROUP, INC. VI

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Office

[Signature Page to First Amendment]

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